Exhibit 99.1

Travere Announces Proposed Convertible Senior Notes Offering

Mar 08, 2022

SAN DIEGO, March 08, 2022 (GLOBE NEWSWIRE) — Travere Therapeutics, Inc. (Nasdaq: TVTX) today announced its intention to offer, subject to market and other conditions, $250 million aggregate principal amount of convertible senior notes due 2029 (the “Notes”) in an underwritten offering. Travere also expects to grant the underwriters of the Notes an option to purchase, for settlement on or before March 31, 2022, up to an additional $37.5 million aggregate principal amount of Notes, solely to cover over-allotments. As described in more detail below, Travere intends to use a portion of the net proceeds from the offering to repurchase a portion of its currently outstanding convertible notes.

The Notes will be senior unsecured obligations of Travere and will accrue interest payable semiannually in arrears. The Notes will be convertible in certain circumstances into cash, shares of Travere’s common stock, or a combination of cash and shares of Travere’s common stock, at Travere’s election. The interest rate, initial conversion rate and other terms of the Notes will be determined at the time of the pricing of the offering.

Travere intends to use a portion of the net proceeds from the offering to repurchase a portion of its outstanding 2.50% senior convertible notes due 2025 (the “2025 Notes”) for cash, depending on negotiations and pricing determinations in connection with such proposed repurchase transactions. Travere is negotiating these repurchases with certain of the holders of the 2025 Notes, and no assurance can be given as to how much, if any, of the 2025 Notes will be repurchased or the price at which they will be repurchased. Travere intends to use the remaining net proceeds from the offering for general corporate purposes, which may include clinical trial and other research and development expenses, commercialization expenses, capital expenditures, working capital and general and administrative expenses.

Jefferies, SVB Leerink, BofA Securities and Evercore ISI are acting as joint book-running managers for the offering.

The offering of the Notes has been registered under the Securities Act of 1933, as amended. For additional information relating to the offering, Travere refers you to its Registration Statement on Form S-3, which Travere filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2021 and which became immediately effective on the same date. A preliminary prospectus supplement and accompanying prospectus relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may also be obtained from Jefferies LLC, by mail at Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by calling 877-821-7388, or by emailing Prospectus_Department@Jefferies.com; from SVB Securities LLC, by mail at Attention: Syndicate Department, 53 State Street, 40th Floor, Boston, Massachusetts 02109, by telephone at 1-800-808-7525 ext. 6105, or by email at syndicate@svbleerink.com; or from BofA Securities, by mail at NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, or email at dg.prospectus_requests@bofa.com; or from Evercore Group L.L.C., by mail at 55 East 52nd Street, 36th Floor, New York, NY 10055, Attention: Equity Capital Markets, or by calling 888-474-0200, or by email at ecm.prospectus@evercore.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any shares issuable upon conversion of the Notes, nor shall there be any sale of the Notes or such shares, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The offering of these securities will be made only by means of the prospectus supplement and the accompanying prospectus.

About Travere Therapeutics

At Travere Therapeutics, we are in rare for life. We are a biopharmaceutical company that comes together every day to help patients, families and caregivers of all backgrounds as they navigate life with a rare disease. On this path, we know the need for treatment options is urgent – that is why our global team works with the rare disease community to identify, develop and deliver life-changing therapies. In pursuit of this mission, we continuously seek to understand the diverse perspectives of rare patients and to courageously forge new paths to make a difference in their lives and provide hope – today and tomorrow.

Forward-Looking Statements

In addition to historical facts, this press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Without limiting the foregoing, these statements are often identified by the words “may”, “might”, “believes”, “thinks”, “anticipates”, “plans”, “expects”, “intends” or similar expressions. Such forward-looking statements include, among others, statements relating to Travere’s expectations regarding the completion, timing and size of its proposed offering, and its intention to repurchase a portion of its outstanding 2025 Notes. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with market conditions, whether Travere will offer the Notes or be able to consummate the proposed offering at the anticipated size or on the anticipated terms, or at all, the satisfaction of closing conditions related to the proposed offering, as well as risks and uncertainties associated with Travere’s business and finances in general, and the other risks described in Travere’s annual report on Form 10-K for the year ended December 31, 2021. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Travere’s control. Travere undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:

Chris Cline, CFA

Senior Vice President, Investor Relations & Corporate Communications

888-969-7879

IR@travere.com

Source: Travere Therapeutics, Inc.